EXHIBIT 10.3
SCHEDULE B

NATIONAL PENN BANCSHARES, INC.
EXECUTIVE INCENTIVE PLAN
2010 PERFORMANCE GOALS AND AWARD SCHEDULE

Company Portion
Performance Criteria (Weight)	Threshold	Target	Maximum
1) Return on Average Assets Pre TARP (25%)	.34%	.38%	.60%
2) Return on Average Assets Pre TARP, Pre-Tax, Pre-Loan Provision (25%)	1.22%	1.36%	1.50%
3) 2010 Business Objectives (50%)	Meets 3 of 5 objectives	Meets 4 of 5 objectives	Meets / Exceeds all objectives

Category	Percent of Base if Threshold is Achieved	Percent of Base if Target is Achieved	Maximum Percent of Base for Company Portion Only
A	15%	50%	75%
AA	12%	35%	55%
B	10%	25%	40%
C	5%	15%	25%

Individual Award (Based on Individual Performance – % of base pay in addition to % of base pay for Company Performance)
A	Plus or Minus 10%
AA	Range 0% to 20% - Target 5%
B	Range 0% to 20% - Target 7%
C	Range 0% to 20% - Target 10%

Example – Category C Participant with $200,000 salary (on the assumption that the 3 company goals are achieved at the identical “Target” level and individual performance is also achieved at “Target” level):

Company Goal 1	25% times 15% =	3.75%	$7,500
Company Goal 2	25% times 15% =	3.75%	7,500
Business Objectives	50% times 15% =	7.50%	15,000
Company Subtotal		15.00%	$30,000
Individual Goal		10.00%	20,000
Combined Total		25.00%	$50,000

Parameters:

❑
Company measures are independent.  Each threshold is independent of the other two. However, the MOU self improvement plan objectives for 2010 must be completed and there must be a positive net income achieved as an overall minimum for any award to be paid.

❑
Business objectives will be the five objectives established by the Board at the end of 2008 and which have been approved by the Board for the 2010 Strategic Plan. These are defined in detail in a separate document and include capital, asset quality, deposit, human capital, and market strategy/profitability objectives.

❑
Individual portion pool will be budgeted and accrued at Target, company award accrued according to performance during the year.  Individual Performance award will be based on performance of specific objectives, established at the beginning of each year.  If there is no company award, individual awards may or may not be paid.

❑	Awards for performance between Threshold, Target and Maximum will be interpolated.

❑
An employee must be continuously employed through award payment date to receive an award, except for death, disability, involuntary termination (not for cause) and retirement, when awards will be prorated.

❑
In certain circumstances an individual participant’s performance may be determined to be inadequate and the participant would not receive any award under this plan, including the award calculated for company performance.

❑	All awards will comply with TARP provisions on executive compensation; therefore, certain participants may not receive awards, even though eligible via the above parameters.

Individual Matching Account – For 2010 there will be no Individual Matching Deferral Account.

Peer Performance Lever – The above awards are determined by internally established objectives which, at the beginning of the year, represent anticipated competitive performance relative to peers. During the year overall financial markets and the economy may change. With this change National Penn’s relative peer performance may be better or worse than anticipated. The Committee may increase or decrease the above awards based on that peer performance.  Following are possible guidelines:

•	Top Quartile – no less than target award level
•	Second Quartile – no less than 20% below target award
•	Third Quartile – no more than target award level
•	Fourth Quartile – no more than threshold award level

Enterprise Risk Management Lever – The Committee shall have the discretion to reduce the bonus payable to any or all participants if it determines that the Company did not achieve its goals with respect to Enterprise Risk Management.